Exhibit 99.1

FOR IMMEDIATE RELEASE

HUDSON TECHNOLOGIES REPORTS PRELIMINARY SECOND QUARTER RESULTS

Pearl River, NY - July 16, 2009 - Hudson Technologies, Inc. (NASDAQ: HDSN), a leading distributor and reclaimer of refrigerants as well as a provider of proprietary on-site decontamination services for large comfort and process cooling systems, announced preliminary results for the second quarter ended June 30, 2009.

The Company expects to report revenues of $8.3 million for the three months ended June 30, 2009 compared to $13.1 million for the same quarter last year. The Company expects to report earnings per basic and diluted common share in the range of $0.00 to $0.01 for the three months ended June 30, 2009.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented "Looking back on the first and second quarter, we see that the combination of an ailing economy and prolonged unseasonably cool weather in the North, particularly in the Northeast, have dramatically impacted our industry. The decline in revenues for the second quarter of 2009 when compared to the second quarter of last year is primarily due to a reduction in the volume of our refrigerant sales. Revenue from our services business was only slightly down from last year, which we attribute primarily to the economy and not from a shift in demand, since most of our service work relates to systems that operate either in industrial or large comfort cooling systems that are to a greater extent unaffected by seasonality."

"We believe the primary driver for the reduction in our refrigerant sales has been the combination of unusually cool weather in the North and Northeast and the shift in our customers' normal buying practices related to their decisions to maintain lower inventory levels and defer inventory purchases until the refrigerant is absolutely needed. Now that we have completed the second quarter, we believe that this shift will likely continue throughout this year and, when coupled with the unseasonably cool weather, particularly in the Northeast, will result in decreased revenues in 2009 when compared to 2008. However, we also believe that 2010 should bring more normalized annual sales volume for refrigerants as the industry cycles through this A/C season and these market conditions."

Mr. Zugibe continued, "In spite of the disappointing second quarter, we have good reason to remain very optimistic about our business. Demand for our reclamation services is growing and the number of pounds of refrigerant processed is up so far this year, as anticipated with the approach of the next phase of the federally mandated phase out in the production of new (virgin) HCFC refrigerants scheduled to commence in less than six months. Based upon regulations proposed by the EPA last December, which are expected to be finalized in the coming months, beginning in January 2010, only 80% of the projected U.S. demand for HCFC refrigerants will be met by newly manufactured or imported HCFCs, meaning that 20% of the demand will need to be met by reclaimed or recycled refrigerant. This would represent more than a 300% increase in the demand for reclamation from current levels. As an industry leader with proven infrastructure and distillation capabilities, this is a catalytic event for Hudson and beginning in 2010 we expect to benefit from this industry shift."

"Furthermore, we are very encouraged by the passing of the Waxman-Markey Climate and Energy Bill by the House of Representatives on June 26, 2009. While this is only the first step in the process of climate change legislation, the current form of the bill calls for phasing down production of the next generation Hydrofluorocarbon (HFC) refrigerants beginning as early as 2012. Final passage and signing of this bill into law would likely result in a further increase in industry reliance and/or demand for reclaimed refrigerant and could create new opportunities to expand the scope and breadth of our business."

The Company cautions that the following preliminary financial results are unaudited estimates. These estimates have not been reviewed by the Company's Independent Registered Public Accounting Firm and are therefore subject to modification in the course of completing the Company's quarter-end financial review and completion of the Company's full financial results.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Act of 1995

Statements contained herein, which are not historical facts constitute forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact:
John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)
(203) 972-9200

jnesbett@institutionalms.com

Investor contact:

BPC Financial Marketing

John Baldissera

800-368-1217

Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com